[LETTERHEAD]

November      , 2005

Dear      :

You have been selected to participate in the Exide Technologies Annual Long-Term Performance Program (the “Program”) established pursuant to the 2004 Stock Incentive Plan (the “Plan”) for the performance period that begins on December 1, 2005 and will end on March 31, 2008 (the “Performance Period”). You will, as a part of the Program, receive separate option and restricted stock awards. This award letter will briefly describe the cash award portion of the Program to you. Please refer to the enclosed summary for further description of the Program and the cash award.

Cash awards are based upon attainment of target performance goals which are measured by two indicators, return on net assets (“ROA”) and earnings before interest, taxes, depreciation, amortization and restructuring (“Adjusted EBITDA”) at the end of the Performance Period. If the level of achievement with respect to each indicator is the same, each indicator will provide 50% of the total payable cash award. However, if the level of achievement is different for each indicator, the amount earned with respect to each indicator will equal a larger or smaller percentage of the total payable cash award.

There are three goal levels: Target Goals, Threshold Goals, and Maximum Goals. If the Target Goals are met, but not exceeded, for both of the indicators, you will be entitled to an aggregate target cash award of [insert target cash amount] for the Performance Period. Likewise, if the Threshold Goals are met, but not exceeded, for both of the indicators, you will be entitled to an aggregate threshold cash award of [insert target cash amount], and if the Maximum Goals are met, but not exceeded, for both of the indicators, you will be entitled to an aggregate target cash award of [insert target cash amount] for the Performance Period. If neither Threshold Goal is met, you will not receive any payment for the Performance Period. If, with respect to either indicator, performance is between the Threshold Goal and the Target Goal, each 1% improvement in performance will result in a 4% increase in award amount above the Threshold level until the Target award amount is reached. If, with respect to an indicator, performance is between the Target Goal and 125% of the Target Goal, each 1% improvement in performance will result in a 2% increase in award amount until 125% of the Target Goal is reached. If, with respect to an indicator, performance is between 125% of the Target Goal and the Maximum Goal (130% of the Target Goal), each 1% improvement in performance will result in a 10% increase above 150% of the Target award amount.

If some or all of the goals are met, you will be paid the aggregate earned award in 2008 after receipt of audited results and approval by the Compensation Committee (the “Committee”).

The attached Program description sets forth the rules that apply with respect to the Performance Period.

This letter is governed by the terms of the attached Program description, as interpreted by the Committee in its full discretion. Any terms not defined in this letter will have the meaning ascribed to them in the Program description.

Set forth below are the Threshold Goals, Target Goals and Maximum Goals for the ROA and Adjusted EBITDA indicators for the Performance Period.

ROA and Adjusted EBITDA goals for the Performance Period are:

Indicator	Threshold Goal	Target Goal	Maximum Goal

ROA	—	—	—

Adjusted EBITDA	—	—	—

This letter in no way guarantees that you will receive a cash award under the Plan. You will receive a cash award for the Performance Period only if the Threshold Goal is achieved with respect to at least one indicator and payment is otherwise permitted under the terms of the Plan.

If your employment terminates on account of your death or disability and the Threshold Goals are satisfied, you will receive a prorated portion of your cash award based upon the fraction of the Performance Period during which you worked. Any earned amount will be paid at the end of the Performance Period. If you voluntarily or involuntarily terminate your employment, you forfeit your cash award.

In the event of a Change in Control, you will receive a prorated portion of your cash award based upon the fraction of the Performance Period during which you worked, and you will be paid pursuant to the achieved levels of performance at the time of the Change in Control.

If there is a conflict between these termination provisions and the termination provisions of the Plan, the terms of the Plan shall govern.

Please contact      at Extension      if you have any questions about the Plan or the Program.

Very truly yours,

By:

The undersigned hereby accepts the terms of this Award Agreement and the Plan.

Address:

EXIDE TECHNOLOGIES
2004 STOCK INCENTIVE PLAN

Exhibit A

Designation of Beneficiary

In connection with the PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) entered into on      , 200     between Exide Technologies (the “Company”) and      , an individual residing at      (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Performance Unit Awards (as defined in the 2004 Stock Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:

[Recipient Name]

Sworn to before me this
     day of      , 200_

Notary Public

County of	—
State of	—